EXHIBIT 10.01

September 20, 2010
Lorrie Norrington

Dear Lorrie:
This letter sets forth the substance of the separation agreement (the “Agreement”) that eBay Inc. (the “Company”) is offering to aid you with your employment transition.
1.    SEPARATION. Your last day of active employment with the Company will be March 3, 2011 (the “Separation Date”). Between now and the Separation Date you will transition your responsibilities to those designated by the Company (the “Transition Period”). In addition you will take your Sabbatical and exhaust your accrued Paid Time Off (“PTO”). At the Separation Date, the Company will pay you all accrued salary, subject to standard payroll deductions and withholdings, earned through the Separation Date. You will also be paid all accrued and any unused PTO earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments regardless of whether you sign this Agreement.
2.    SEVERANCE. Although the Company has no policy or procedure requiring payment of severance benefits at your level, the Company will make a severance payment to you in the form of a lump sum payment in the amount of $695,000.00 which is equivalent to twelve (12) months base salary, subject to standard deductions and withholdings and less any sums owing to the Company. You (or upon your death or disability, your beneficiary) will receive this payment within twelve (12) days after the Separation Date.
3.    BONUS. You (or upon your death or disability, your beneficiary) will receive your 2010 annual bonus should one be paid out by the Company based on Company performance in 2010. The payment will be made in accordance with our standard bonus payout, likely in February 2011 but in no event after March 15, 2011. A rating of “meets” will be used for the purpose of calculating the individual component of the bonus.

4.    EQUITY. Pursuant to the terms of your equity award agreements, vesting and exercisability of your stock options (“Options”) and Restricted Stock Units (“RSUs”) will continue through the Transition Period and cease on the Separation Date. You are allowed to exercise your vested stock options during the time period set forth in your Option agreements following the Separation Date. As part of this Agreement, the Company will accelerate 28,375 RSUs scheduled to vest in March of 2012. These 28,375 RSUs are comprised of 9375 RSUs from grant 323710, 12,750 RSUs from grant 300607 and 6250 RSUs from grant 30622. Additionally the Company will accelerate 120,000 stock options scheduled to vest between the Separation Date and March 2012. These 120,000 stock options are comprised of 32,500 stock options from grant 295003, 17,500 stock options from grant 297323, 32,500 stock options from grant 300589, and 37,500 stock options from grant 323728. Finally, all of the Performance Restricted Stock Units (“PBRSUs”) earned in the 2009-2010 cycle will vest based on actual performance for 2009 and target performance for 2010. Vested RSUs and PBRSUs will be settled and distributed to you (or upon your death or disability, your beneficiary) pursuant to such RSU or PBRSU Agreement.
5.    HEALTH COVERAGE. As provided by the federal COBRA law and by the Company's current group health plan, you will be eligible to continue your health benefits following the Separation Date. Our COBRA administrator will mail a COBRA enrollment packet to your home within 30 days of your last day of employment. You will have 60 days from date of notification to elect COBRA coverage. Should you timely elect COBRA, your COBRA coverage will take effect retroactive to the date your current coverage as an active employee ceased. You must send in your enrollment forms to our COBRA administrator to activate coverage. You are entitled to COBRA coverage whether or not you sign this Agreement. If you elect continued coverage under COBRA, the Company will pay your COBRA premiums for eighteen (18) calendar months after the Separation Date as part of this Agreement. The Company's obligation to make these payments will cease immediately if you become eligible for other health benefits at the expense of another employer. You agree to immediately provide the Company written notice of the availability of health coverage within that time period. Although you are entitled to COBRA coverage whether or not you sign this Agreement, if you want the Company to pay your COBRA premium(s) for the above-referenced time period, you must sign this Agreement and timely elect COBRA.
6.    OTHER COMPENSATION OR BENEFITS. You acknowledge that, except as expressly provided in this Agreement, you will not receive nor are you entitled to receive any additional compensation, severance or benefits after the Separation Date. You recognize and agree that on your Separation Date your employment relationship with the Company is permanently and irrevocably severed and the Company has no obligation, contractual or otherwise, to hire, re-hire or re-employ you in the future.
7.    EXPENSE REIMBURSEMENTS. Within ten (10) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting any and all authorized business expenses you incurred through the Separation Date for which you seek reimbursement. The Company will reimburse you for such expenses pursuant to its regular business practice.
8.    RETURN OF COMPANY PROPERTY. By the Separation Date, you will return to the Company all Company documents (and all copies thereof) and other Company property and materials in your possession, or your control, including, but not limited to, Company files, laptop, Blackberry or iPhone, notes, memoranda, correspondence, lists, drawings, records, plans and forecasts, financial information, personnel information, customer and customer prospect information, sales and marketing information, product development and pricing information, specifications, computer-recorded information, tangible property, credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential material of the Company (and all reproductions thereof).
9.    PROPRIETARY INFORMATION OBLIGATIONS. You acknowledge your continuing obligations under your Employee Proprietary Information and Inventions Agreement which include but are not limited to the obligation to refrain from any unauthorized use or disclosure of any confidential or proprietary information of the Company. As well as the obligation to not solicit (directly or indirectly) eBay Inc. employees for a period of one year (12 months). Failure to comply with this provision shall be a material breach of this Agreement. A copy of your Employee Proprietary Information and Inventions Agreement is available upon request.
10.    NONDISPARAGEMENT. You agree not to disparage the Company, or the Company's officers, directors, employees, shareholders and agents, affiliates and subsidiaries in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that you will respond accurately and fully to any question, inquiry or request for information when required by legal process. The Company agrees that John Donahoe, Bob Swan, Alan Marks, Beth Axelrod, Mike Jacobson, Scott Thompson and Mark Carges will refrain from making statements that disparage your reputation. Failure to comply with this provision shall be a material breach of this Agreement.
11.    RELEASE OF CLAIMS. In consideration for the payments and other promises and undertakings contained in this Agreement to which you would not otherwise be entitled, and except as otherwise set forth in this Agreement, you release, acquit and forever discharge the Company, its parents and subsidiaries, and its and their respective officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, charges, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, which you assert or could assert against the Company at common law or under any statute, rule, regulation, order or law, whether federal, state or local, on any ground whatsoever, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date you sign this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation or other time off pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; any and all causes of action, including but not limited to actions for breach of contract, express or implied, breach of the covenant of good faith and fair dealing, express or implied, wrongful termination in violation of public policy, all other claims for wrongful termination and constructive discharge, and all other tort claims, including, but not limited to, intentional or negligent infliction of emotional distress, invasion of privacy, negligence, negligent investigation, negligent hiring, supervision or retention, assault and battery, false imprisonment, defamation, intentional or negligent misrepresentation, fraud, and any and all claims arising under any federal, state or local law or statute, including, but not limited to, the California Fair Employment and Housing Act; Business and Professions Code 17200; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Fair Labor Standards Act; the Employee Retirement and Income Security Act; the Americans with Disabilities Act, 42 U.S.C. § 1981; the Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the Family and Medical Leave Act; the California Family Rights Act; the California Labor Code; the California Civil Code; the California Constitution; and any and all other laws and regulations relating to employment termination, employment discrimination, harassment or retaliation, claims for wages, hours, benefits, compensation, and any and all claims for attorneys' fees and costs, inasmuch as is permissible by law and by the respective governmental enforcement agencies for the above-listed laws.
This Agreement does not waive rights or claims under federal or state law that you cannot, as a matter of law, waive by private agreement, such as a right of indemnification under Labor Code Section 2802 or as otherwise set forth in this Section 12. Additionally, nothing in this Agreement precludes you from filing a charge or complaint with or participating in any investigation or proceeding before the Equal Employment Opportunity Commission. However, while you may file a charge and participate in any proceeding conducted by the Equal Opportunity Commission, by signing this Agreement, you waive your right to bring a lawsuit against the Company and waive your right to any individual monetary recovery in any action or lawsuit initiated by the

Equal Employment Opportunity Commission.
The Company is currently unaware of any facts upon which to base a lawsuit or claim against you, and currently has no intention of filing any lawsuit or claim against you. Moreover, you will continue to be indemnified for your actions taken while employed by the Company to the same extent as other then-current officers of the Company under the Company Certificate of Incorporation and Bylaws and the Director and Officer Indemnification Agreement between you and the Company (or any successor thereto), and you will continue to be covered by the Company directors and officers liability insurance policy as in effect from time to time to the same extent as other then-current officers of the Company, in all cases subject to the requirements of the laws of the State of Delaware.
12.    RELEASE OF UNKNOWN CLAIMS. You acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” You hereby knowingly, intentionally, and expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to your release of any unknown or unsuspected claims you may have against the Company.
13.    MISCELLANEOUS. This Agreement, including all exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations, prior agreements and communications, whether oral or written, as to the specific subjects of this letter by and between you and the Company. This Agreement may not be modified or amended except in writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right, nor shall any waiver by the Company of any breach of this Agreement be a waiver of any preceding or succeeding breach. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.
14.    SECTION 409A. To the extent applicable, this Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and it shall be interpreted in a manner that complies with such section to the fullest extent possible. The Company and you agree that the Company shall, with your written consent, have the power to adjust the timing or other details relating to the payments described in this Agreement if the Company determines that such adjustments are necessary in order to comply with or become exempt from the requirements of Section 409A. Except as specifically permitted by Section 409A, the benefits and reimbursements provided to you under this Agreement during any calendar year shall not affect the benefits and reimbursements to be provided to you under the relevant section of this Agreement in any other calendar year, and the right to such benefits, perquisites and reimbursements cannot be liquidated or exchanged for any other benefit and shall be provided in accordance with Treas. Reg. Section 1.409A-3(i)(1)(iv) or any successor thereto. Further, in the case of reimbursement payments, such payments shall be made to you on or before the last day of the calendar year following the calendar year in which the underlying fee, cost or expense is incurred.
15. By signing this Agreement below, you acknowledge as follows: “I ACKNOWLEDGE THAT I HAVE BEEN ADVISED BY THIS WRITING, AS REQUIRED BY THE AGE DISCRIMINATION IN EMPLOYMENT ACT (ADEA) AND THE OLDER WORKERS' BENEFIT PROTECTION ACT (OWBPA), THAT: (a) MY WAIVER AND RELEASE DO NOT APPLY TO ANY RIGHTS OR CLAIMS THAT MAY ARISE AFTER THE EXECUTION DATE OF THIS AGREEMENT; (b) I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT; (c) I HAVE TWENTY-ONE (21) DAYS TO CONSIDER THIS AGREEMENT (ALTHOUGH I MAY CHOOSE TO VOLUNTARILY EXECUTE THIS AGREEMENT EARLIER); (d) I HAVE SEVEN (7) DAYS FOLLOWING THE EXECUTION OF THIS AGREEMENT BY THE PARTIES TO REVOKE THE AGREEMENT; AND (e) THIS AGREEMENT WILL NOT BE EFFECTIVE UNTIL THE DATE UPON WHICH THE REVOCATION PERIOD HAS EXPIRED, WHICH WILL BE THE EIGHTH DAY AFTER THIS AGREEMENT IS EXECUTED BY ME, PROVIDED THAT THE COMPANY HAS ALSO EXECUTED THIS AGREEMENT BY THAT DATE.”

Upon acceptance of this Agreement, within the timeframe specified above, please sign below and return the executed original to me. Upon your signature below, this will become our binding agreement with respect to your separation from the

Company and its terms merging and superseding in their entirety all other or prior agreements and communications, whether written or oral, by you and the Company as to the specific subjects of this Agreement.
eBay Inc.
By:    /s/ Elizabeth Axelrod
Elizabeth Axelrod
SVP, Human Resources
I UNDERSTAND AND AGREE TO THE TERMS CONTAINED IN THIS AGREEMENT AND INTEND, BY MY SIGNATURE BELOW, TO BE LEGALLY BOUND BY THOSE TERMS. I AM SIGNING THIS RELEASE KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE SEVERANCE BENEFITS DESCRIBED ABOVE:
/s/ Lorrie Norrington                            Date: September 20, 2010
Lorrie Norrington

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